NYLIM VP FUNDS TRUST

(the “Registrant”)

AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is made as of the 1st day of May, 2026, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and American Century Investment Management, Inc., a Delaware corporation (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to the Subadvisory Agreement, dated May 1, 2022, as amended (“Agreement”); and

WHEREAS, the parties hereby wish to amend the Agreement to reflect the following: (i) the name change of the Registrant from New York Life Investments VP Funds Trust to NYLIM VP Funds Trust; (ii) the name change of NYLI VP American Century Sustainable Equity Portfolio to NYLIM VP American Century Large Cap Equity Portfolio (the “Portfolio”); and (iii) a revised fee schedule to update the Portfolio’s name.

NOW, THEREFORE, the parties agree as follows:

Effective May 1, 2026:

(i) The name of the Registrant and the name of the Portfolio are changed as set forth above.

(ii) Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest: /s/ Brian J. McGrady    By: /s/ Kirk C. Lehneis

Name: Brian J. McGrady    Name: Kirk C. Lehneis

Title: Director and Associate General Counsel Title: Senior Managing Director

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

Attest:  /s/Margie Morrison   By: /s/Jonathan Bauman

Name: Margie Morrison   Name: Jonathan Bauman

Title: Senior Vice President   Title: Vice President

SCHEDULE A

(As of May 1, 2026)

As compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

PORTFOLIO	ANNUAL RATE
NYLIM VP American Century Large Cap Equity Portfolio	0.22% on all assets

The fee based upon a percentage of the Subadvisor’s Allocated Assets constituting the Portfolio’s average daily net assets of the Portfolio shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Portfolio.

Payment will be made to the Subadvisor on a monthly basis.